Exhibit 4.1
EXECUTION VERSION

CREDIT AGREEMENT
dated as of
May 16, 2011
among
TELVENT CANADA LTD.,
TELVENT USA CORPORATION,
and
TELVENT DTN, INC.
as Borrowers,
THE LENDERS PARTY HERETO,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
FIFTH THIRD BANK, N.A.,
as Syndication Agent,
and
KEYBANK NATIONAL ASSOCIATION,
as Documentation Agent

J.P. MORGAN SECURITIES LLC
and
FIFTH THIRD BANK, AN OHIO CORPORATION,
as Joint Bookrunners and Joint Lead Arrangers

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ii

Page
SECTION 9.12. Confidentiality	71
SECTION 9.13. Interest Rate Limitation	72
SECTION 9.14. USA PATRIOT Act	72
SECTION 9.15. Conversion of Currencies	72
SECTION 9.16. Interest Act (Canada)	72
SCHEDULES:
Schedule 1.01 — Pricing Schedule
Schedule 2.01 — Commitments
Schedule 6.01 — Existing Liens
Schedule 6.06 — Existing Restrictions
EXHIBITS:
Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Borrowing Request
Exhibit C — Form of Term Note
Exhibit D — Form of Revolving Note
Exhibit E — Form of U.S. Tax Certificate

iii

          CREDIT AGREEMENT dated as of May 16, 2011, among TELVENT CANADA LTD., TELVENT USA CORPORATION and TELVENT DTN, INC., as Borrowers, the financial institutions from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
R E C I T A L S:
          WHEREAS, Telvent USA and Telvent Canada Ltd., certain banks and financial institutions and JPMorgan Chase Bank, N.A., as administrative agent, entered into a Credit Agreement dated as of November 3, 2010 (the “Existing Credit Agreement”); and
          WHEREAS, Telvent USA, Telvent Canada Ltd., Telvent DTN, Inc., the Lenders, the Issuing Bank and the Administrative Agent desire to enter into this Agreement to replace the Existing Credit Agreement and provide other financing facilities to the Borrowers as set forth herein.
          The parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “5.50% Note Documents” means, collectively, that certain Indenture dated as of April 19, 2010 by the Parent in favor of BNY Corporate Trustee Services Limited, as trustee, pursuant to which the Parent issued 5.50% Senior Subordinated Convertible Notes due 2015 and all documents ancillary or related thereto, each as in effect on the Effective Date without giving effect to any amendment or modification thereof (or to any waiver by the note holders thereunder of any section thereof).
          “ABR”, when used in reference to any Loan or Borrowing refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Loan in Dollars for any Interest Period or for any ABR Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurocurrency Rate for the applicable Interest Period multiplied by (b) the Statutory Reserve Rate. For Eurocurrency Loans in currencies other than Dollars, “Adjusted Eurocurrency Rate” means the Eurocurrency Rate with respect to such currencies.
          “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder and its successors in such capacity as provided in Article VIII.

          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with its terms.
          “Agreement Currency” has the meaning assigned to such term in Section 9.15(b).
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted Eurocurrency Rate for deposits in Dollars for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted Eurocurrency Rate for any Business Day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page 1 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, respectively.
          “Applicable Borrower” means, with respect to any Loan, Letter of Credit or other amount owing hereunder or any matter pertaining to such Loan, Letter of Credit or other amount, whichever of the Borrowers is requesting, has received or is primarily liable for such Loan, Letter of Credit or other amount.
          “Applicable Creditor” has the meaning assigned to such term in Section 9.15(b).
          “Applicable Lending Office” means, for the US Borrowers, the Administrative Agent’s office located at 10 S. Dearborn Floor 07, Chicago, Illinois and for the Canadian Borrower, the office of JPMorgan Chase Bank, N.A., Louisville Branch located at 312 South Fourth Street, Floor 05, Louisville, Kentucky.
          “Applicable Maturity Date” means (a) in the case of Revolving Loans and Revolving Commitments, the Revolving Maturity Date and (b) in the case of Term Loans and Term Commitments, the Term Maturity Date.
          “Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment; provided that in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
          “Applicable Rate” means, for any day, with respect to any (a) Eurocurrency or ABR Loan denominated in Dollars or Euros or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth on Schedule 1.01 under the caption “Eurocurrency Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio or (b) Eurocurrency Revolving Loan denominated in Pesos, 0.0% per annum.
          “Approved Fund” has the meaning assigned to such term in Section 9.04.
          “Asset Disposition” means any sale, transfer or other disposition of any asset of a Borrower or any Subsidiary in a single transaction or in a series of related transactions (other than the sale of inventory or products in the ordinary course of business, the sale of obsolete or worn out property in the ordinary course of business or the sale of cash, cash equivalents and other investments made in accordance with Section 6.03(a) in the ordinary course of business).
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.
          “Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrowers” means, individually and collectively, the Canadian Borrower and the US Borrowers, and “Borrower” means any of the foregoing.

          “Borrowing” means Loans of the same Type and Class, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
          “Borrowing Request” means a request by any Borrower for a Revolving Borrowing in accordance with Section 2.03.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Chicago are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall mean any day on which banks are generally open in London for the conduct of substantially all of their commercial lending activities and, in the case of Eurocurrency Revolving Loans denominated in Euros, for the sale and purchase of Euros which is also a day on which the TARGET (Trans-European Automated Real-Time Gross Settlement Express Transfer) payment system is open for settlement of payment in Euros and (b) when used in connection with Eurocurrency Revolving Loans denominated in Pesos, the term “Business Day” shall include only days on which banks are generally open in Mexico City, Mexico, Toronto, Canada and London for the conduct of substantially all of their commercial lending activities or for the sale and purchase of Pesos.
          “Canadian Borrower” means Telvent Canada Ltd., a company organized under the laws of Canada.
          “Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of any Borrower and its Subsidiaries prepared in accordance with GAAP.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Change in Control” means (a) a situation under which any Person or group of Persons (other than Abengoa, S.A.) acting individually or in concert gains “Control” over the Parent; or (b) the Parent shall cease to own directly or indirectly at least 51% of each of the Borrowers. For purposes of the foregoing, “Control” shall have the meaning set forth in section 42 of the Spanish Commercial Code (Código de Comercio).
          “Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
          “Charges” has the meaning assigned to such term in Section 9.13.
          “Class” when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, a Revolving Loan or a Term Loan.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Commitments” means, as of any day, collectively, the Term Commitments and the Revolving Commitments.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Credit Documents” means this Agreement, each promissory note, if any, delivered pursuant to Section 2.09(e), each document evidencing incremental Loans delivered to the Administrative Agent pursuant to Section 2.08(d) and each Guaranty.
          “Credit Parties” means the Borrowers and each Guarantor.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Borrower any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Borrower in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Specified Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Specified Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
          “Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in Euros or Pesos, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to Euros or Pesos, as applicable, at the time in effect under the provisions of such Section.
          “Dollars” or “$” refers to lawful money of the United States of America.
          “EBITDA” means, with respect to any Person, the gross positive or negative operating results before interest, tax, depreciation and amortization of such Person.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the

Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Euro” or “€” refers to lawful money of the European Union.
          “Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.
          “Eurocurrency Rate” means,
     (a) with respect to any Eurocurrency Loan denominated in Dollars for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period;
     (b) with respect to any Eurocurrency Revolving Loan denominated in Euros for any Interest Period, the rate appearing on the Reuters Screen EURIBOR01 Page (it being understood that this rate is the Euro interbank offered rate (known as the “EURIBOR Rate”) sponsored by the Banking Federation of the European Union and the Financial Markets Association) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euros with a maturity comparable to such Interest Period; and

     (c) with respect to any Eurocurrency Revolving Loan denominated in Pesos for any Interest Period, a rate of interest per annum established by JPMorgan Chase Bank, N.A. in its sole and absolute discretion, as last quoted to the Canadian Borrower no later than 11:00 a.m. London time two (2) Business Days prior to the disbursement or continuation of such Loan in Pesos.
To the extent that an interest rate is not ascertainable pursuant to clause (a) or (b) of this definition, the “Eurocurrency Rate” with respect to such Eurocurrency Loan for such Interest Period shall be the rate at which deposits in the applicable currency of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such currency may be exchanged into Dollars at 11:00 a.m. Local Time on such day on the Reuters Currency pages, if available, for such currency. In the event that such rate does not appear on any Reuters Currency pages, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
          “Exchange Rate Date” means, if on such date any outstanding Loan is (or any Loan that has been requested at such time would be) denominated in a currency other than Dollars, each of:
          (a) the last Business Day of each calendar month,
          (b) if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and
          (c) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of a Borrowing Request or an Interest Election Request with respect to any Loan.
          “Excluded Taxes” means, with respect to any payment made by any Borrower under this Agreement, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income by the United States of

America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Lender is organized or in which its principal office is located and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by a Borrower under Section 2.18(b)), any U.S. Federal withholding Taxes resulting from (i) any law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Taxes pursuant to Section 2.16(a), (ii) FATCA or (iii) such Non-U.S. Lender’s failure to comply with Section 2.16(f).
          “Existing Credit Agreement” has the meaning assigned to such term in the Recitals hereto.
          “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof, as well as any amended or successor version of this legislation that is substantively comparable and that contains requirements to avoid withholding which are not materially more onerous than the current legislation.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of any Borrower.
          “Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by a Borrower or any one or more of the Subsidiaries primarily for the benefit of employees of such Borrower or any Subsidiary residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination or severance of employment, and which plan is not subject to ERISA or the Code.
          “Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governmental Authority” means the government of the United States of America or Canada, any other nation or any political subdivision thereof, whether national, federal, state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Group” has the meaning assigned to such term in the Parent Credit Agreement.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee made by any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless (in the case of a primary obligation that is not Indebtedness) such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.
          “Guarantor” means each Borrower, the Parent and any other Person from time to time a party to a Guaranty.
          “Guaranty” means, individually and collectively, that certain (a) Parent Guaranty dated as of the date hereof by the Parent in favor of the Administrative Agent and the Lenders, (b) Affiliate Guaranty dated as of the date hereof by each of the Borrowers in favor of the Administrative Agent and the Lenders and (c) any other guaranty entered into from time to time by an Affiliate of the Borrowers in favor of the Administrative Agent and the Lenders, in each case as from time to time amended, restated or supplemented (by joinder or otherwise).
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others and (h) all Capital Lease Obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Borrower under this Agreement or any other Credit Document and (b) Other Taxes.
          “Interest Cover Ratio” has the meaning assigned to the term “Interest Cover Ratio” in the Parent Credit Agreement (giving effect to all related definitions set forth in the Parent Credit Agreement).
          “Interest Election Request” means a request by any Borrower to convert or continue a Borrowing in accordance with Section 2.07.
          “Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each calendar quarter, commencing on the last Business Day of the calendar quarter ending on June 30, 2011 and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and in the case of a Eurocurrency Borrowing with an Interest Period of more than three months duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months duration after the first day of such Interest Period.
          “Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six month(s) thereafter, as the Applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “IRS” means the United States Internal Revenue Service.
          “Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “Judgment Currency” has the meaning assigned to such term in Section 9.15(b).
          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or other document evidencing incremental Loans delivered to the Administrative Agent pursuant to Section 2.08(d), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “Leverage Ratio” has the meaning assigned to the term “Leverage Ratio” in the Parent Credit Agreement (giving effect to all related definitions set forth in the Parent Credit Agreement); provided that for purposes of this Agreement “Net Financial Debt” (as defined in the Parent Credit Agreement and utilized therein in connection with the computation of the Leverage Ratio) shall be deemed to exclude the 5.50% Senior Subordinated Convertible Notes due 2015 issued pursuant to the 5.50% Note Documents.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          “Loan” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
          “Local Time” means, (a) with respect to any Loan, Borrowing or Letter of Credit denominated in Dollars, Chicago time, (b) with respect to a Loan or Borrowing denominated in Euros, London time and (c) with respect to any Loan or Borrowing denominated in Pesos, Toronto time.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition, of any Credit Party and its Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under any Credit Document or (c) the rights of or benefits available to the Administrative Agent or the Lenders under the Credit Documents.
          “Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and any Guaranty under the Credit Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Credit Parties or their Subsidiaries in an aggregate principal amount exceeding € 15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Credit Party or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Credit Party or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Maximum Rate” has the meaning assigned to such term in Section 9.13.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Non-Recourse Assets” means a current or future member of the Group having a specific purpose and non-recourse financing to the Parent or Group. Where there is any uncertainty as to their non-recourse status, the Borrowers will cause the Parent to appoint a legal advisor to the satisfaction of the Administrative Agent to issue a legal opinion to such end which should also be to the satisfaction of the Administrative Agent.
          “Non-U.S. Lender” means a Lender that is not a U.S. Person.
          “OFAC” means the Office of Foreign Assets Control.
          “Ongoing Parent Credit Agreement” means that certain Facilities Agreement dated as of March 23, 2010, as amended on July 15, 2010, by and among the Parent, the other parties signatory thereto, and ING Bank N.V. London Branch, as Agent, as amended, modified, amended and restated and/or refinanced from time to time.
          “Other Connection Taxes” means, with respect to any Recipient, Taxes imposed solely as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising solely from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement, or sold or assigned an interest in this Agreement).
          “Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18(b)).
          “Parent” means Telvent GIT, SA, a Spanish sociedad anónima.
          “Parent Credit Agreement” means that certain Facilities Agreement dated as of March 23, 2010, as amended on July 15, 2010, by and among the Parent, the other parties signatory thereto, and ING Bank N.V. London Branch, as Agent as in effect on the Effective Date without giving effect to any amendment or modification thereof (or to any waiver by the lenders thereunder of any section thereof).
          “Participant” has the meaning assigned to such term in Section 9.04(c).
          “Participant Register” has the meaning assigned to such term in Section 9.04(c).
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Encumbrances” means:
          (a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits and assignments to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary; and
          (g) any Lien arising under any title retention or hire purchase or conditional sale arrangement or arrangements having similar effect in respect of the assets acquired or in use in the ordinary course of business and in accordance with the standard activity of the supplier involved or with the usual terms of such transactions, providing such lien or security interest was not constituted as a result of any default or omission by any Borrower;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Financial Indebtedness” means:
          (a) any Indebtedness arising under a Capital Lease Obligation (except for those deemed to be a sale and lease-back);
          (b) any Indebtedness arising under a finance lease deemed to be a sale and lease-back which individually or jointly does not exceed € 50,000,000;
          (c) any Indebtedness outstanding on the Effective Date (including Indebtedness evidenced by the 5.50% Note Documents and the Parent Credit Agreement); and
          (d) any intercompany Indebtedness among the Credit Parties or their respective Subsidiaries;
          (e) any Permitted Refinancing Indebtedness; and
          (f) any Indebtedness that is not otherwise permitted by this definition, provided that such indebtedness would not cause a breach of the financial covenants set forth in subsections (m) and (n) of Article VII;
provided that any of the foregoing Indebtedness raised to finance acquisitions of companies or businesses shall only be Permitted Financial Indebtedness if the Parent is in pro forma covenant compliance with the financial covenants set forth in subsections (m) and (n) of Article VII both before the implementation of the corresponding transaction and after the implementation of the transaction (using the latest financial statements closed on 30 June or 31 December and delivered to the Administrative Agent and the latest financial statements available (coinciding in respect of the period applicable with the Parent’s financial statements used for the calculation or those immediately preceding, if the latter have not been closed) of the acquired entity, adding any indebtedness incurred through the acquisition, where applicable.
          “Permitted Guarantees” means:
          (a) the endorsement of negotiable instruments in the ordinary course of trade;

          (b) the Guaranty and any other guarantee or indemnity for any Permitted Financial Indebtedness;
          (c) any unsecured guarantee granted in regard to any property leased or licensed by any member of the Group;
          (d) any guarantee of obligations of any Borrower or Subsidiary to the extent such obligations are permitted hereunder;
          (e) any guarantee given in order to comply with the Parent’s obligations as an entity listed in a stock exchange in the United States of America;
          (f) any guarantee of obligations of any Obligor (as defined in the Parent Credit Agreement) to the extent such obligations are permitted under the Parent Credit Agreement;
          (g) any guarantee of obligations of members of the Group who are not Obligors (as such term is defined in the Parent Credit Agreement), other than the Borrowers and any Subsidiaries; provided that such obligations when aggregated with Indebtedness incurred by the members of the Group who are not Obligors do not exceed € 40,000,000 (or its equivalent in another currency or currencies) (without double counting);
          (h) any guarantee granted by a Credit Party or Subsidiary in the ordinary course of business, including to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, and as security for surety and appeal bonds, bid, performance, advance payment, warranty and other bonds and bank guarantees and other obligations of a like nature, in each case in the ordinary course of business; and
          (i) any other guarantee existing on the date of this Agreement and any guarantee replacing any such guarantee.
          “Permitted Investments” means:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, Canada or any member of the European Union (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America, Canada or any member of the European Union), in each case maturing within one year from the date of acquisition thereof;
          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
          (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
          (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;
          (f) any acquisition by a Borrower or a Subsidiary of an entity (by means of acquiring its total share capital or a controlling stake) or business carried on as a going concern, only if:
          (i) in the event the equity value of an acquired company or the value of the business acquired is less than or equal to € 50,000,000, the financial ratios are met as established in subsections (m) and (n) of Article VII based on a pro forma calculation both before the acquisition and after the same (using to such end the latest financial statements of the Parent, closed on 30 June or 31 December, incorporating, where applicable, the acquisition debt and the latest financial statements available in relation to the company or business acquired); or
          (ii) in the event the equity value of an acquired company or the value of the business acquired is greater than € 50,000,000:
          (A) the financial ratios are met as established in subsections (m) and (n) of Article VII based on a pro forma calculation both before the acquisition and after the same (using to such end the latest financial statements of the Parent, closed on 30 June or 31 December, incorporating, where applicable, the acquisition debt and the latest financial statements available in relation to the company or business acquired); and
          (B) the company or business acquired has a positive EBITDA; and
          (C) the equity value of the acquired company or the value of the business acquired is less than 8x its latest audited EBITDA; and
          (g) loans or advances made by any Borrower or any Subsidiary to any Person other than a Credit Party; provided that the aggregate principal amount of all such loans and advances outstanding at any time shall not exceed € 20,000,000
          “Permitted Refinancing Indebtedness” means any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses) and (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced.

          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Pesos” refers to lawful money of the United Mexican States.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender or (c) the Issuing Bank.
          “Register” has the meaning assigned to such term in Section 9.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Required Lenders” means, at any time, Lenders collectively holding more than 50% of the sum of (i) the aggregate outstanding amount of the Term Loans and (ii) the aggregate Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the aggregate Revolving Credit Exposure then outstanding.
          “Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit expressed as an amount representing the maximum aggregate amount of such Revolving Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 9.04. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other document evidencing such Revolving Lender’s Revolving Commitment delivered to the Administrative Agent pursuant to Section 2.08(d) pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Revolving Commitments is $105,000,000 on the Effective Date.
          “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

          “Revolving Lender” means a Lender with a Revolving Commitment or Revolving Credit Exposure.
          “Revolving Loan” means a Loan made by the Revolving Lenders to any Borrower pursuant to Section 2.01(a) or 2.08(d) of this Agreement.
          “Revolving Maturity Date” means December 23, 2013.
          “S&P” means Standard & Poor’s.
          “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Pages/default.aspx, or as otherwise published from time to time.
          “Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
          “Solvent” means, with respect to any Person, that as of the date of determination (a) the fair market value of the property of such Person is (i) greater than the total liabilities (including contingent liabilities) of such Person, and (ii) not less than the amount that will be required to pay the probable liabilities on such Person’s debts as they come due, considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.
          “Specified Party” means the Administrative Agent, the Issuing Bank or any other Lender.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such

Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of any Borrower, except as the context may otherwise require.
          “Substantial Portion” means, with respect to the property of any Borrower and its Subsidiaries, property which represents more than 20% of the consolidated assets of such Borrower and its Subsidiaries as would be shown in the consolidated financial statements of such Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the last day of the month preceding the month in which such determination is made.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or the Subsidiaries shall be a Swap Agreement.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Telvent USA” means Telvent USA Corporation, a Maryland corporation.
          “Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans expressed as an amount representing the maximum aggregate amount of such Term Lender’s Term Loans hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 9.04. The initial amount of each Term Lender’s Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or such other document evidencing such Term Lender’s Term Commitment delivered to the Administrative Agent pursuant to Section 2.08(d) pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Term Commitments is $30,000,000 on the Effective Date.

          “Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.
          “Term Loan” means a Loan made by the Term Lenders to Telvent USA pursuant to Section 2.01(b) or 2.08(d) of this Agreement.
          “Term Maturity Date” means December 23, 2013.
          “Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.
          “U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
          “U.S. Tax Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(D)(2).
          “US Borrowers” means, individually and collectively, Telvent USA and Telvent DTN, Inc., a Delaware corporation, and “US Borrower” means any of the foregoing.
          “Wholly-Owned Subsidiary” of a Person means (a) any subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled (other than in the case of Foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than any Borrower and its Subsidiaries under applicable law).
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          “Withholding Agent” means any Borrower and the Administrative Agent.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan”) or by Type (e.g. a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings may also be classified and referred to by Class (e.g. a “Revolving Borrowing”) or by Type (e.g. a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          SECTION 1.05. Foreign Currency Calculations. (a) For purposes of determining the Dollar Equivalent of any Revolving Loan denominated in Euros or Pesos or any related amount, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to Euros or Pesos, as applicable, in which any requested or outstanding Loan is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Loan to be made or repaid on or prior to the applicable date for such calculation).
          (b) For purposes of any determination hereunder, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the appropriate currency Exchange Rate; provided that no Default or Event of Default shall arise as a result of any limitation set forth in Dollars in Section 6.02 being exceeded solely as a result of changes in Exchange Rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.03, the amount of each investment, asset disposition or other applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the applicable Exchange Rate. Such Exchange Rates shall be determined in good faith by the Borrowers.
ARTICLE II
The Credits
          SECTION 2.01. Commitments.
          (a) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans denominated in Dollars (in the case of all Borrowers), Euros (in the case of Telvent USA) or Pesos (in the case of the Canadian Borrower) to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in the Dollar Equivalent of (a) such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment, (b) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments or (c) the aggregate amount of all Revolving Loans denominated in currencies other than Dollars exceeding $35,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
          (b) Subject to the terms and conditions set forth herein, each Term Lender agrees to make a Term Loan denominated in Dollars to Telvent USA on the Effective Date in a principal amount equal to its Term Commitment. Once repaid Term Loans may not be reborrowed.
          SECTION 2.02. Loans and Borrowings. (a) (i) Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Term Lenders ratably in accordance with their respective Term Commitments and (ii) each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Subject to Section 2.13, (i) each Loan denominated in Dollars shall be an ABR Loan or a Eurocurrency Loan as the Borrowers may request in accordance herewith and (ii) each Revolving Loan denominated in Euros or Pesos shall be a Eurocurrency Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such Borrowing. At the time that each ABR Borrowing is made, such

Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 6 Eurocurrency Borrowings outstanding. Notwithstanding the foregoing, Revolving Borrowings which are denominated in Pesos or Euros may be made in amounts and increments satisfactory to the Administrative Agent.
          (d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Applicable Maturity Date.
          SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing the Applicable Borrower shall notify the Administrative Agent at the Applicable Lending Office of such request by, with respect to an ABR Borrowing, telephone or, with respect to a Eurocurrency Borrowing, telecopy (a) in the case of a Eurocurrency Revolving Borrowing denominated in Dollars or Euros, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Revolving Borrowing, (b) in the case of a Eurocurrency Revolving Borrowing denominated in Pesos, not later than 11:00 a.m., Local Time, four Business Days before the date of the proposed Revolving Borrowing, or (c) in the case of an ABR Revolving Borrowing, not later than 11:00 a.m., Local Time, on the date of the proposed Revolving Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 9:00 a.m., Local Time, on the date of the proposed Revolving Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form attached hereto as Exhibit B and signed by the Applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the identity of the Applicable Borrower;
     (ii) the amount of the requested Revolving Borrowing;
     (iii) the currency (which may be Dollars, Euros or Pesos, as applicable) in which such Revolving Borrowing is to be denominated;
     (iv) the date of such Revolving Borrowing, which shall be a Business Day;
     (v) in the case of a Revolving Borrowing denominated in Dollars, whether such Revolving Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
     (vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

     (vii) the location and number of the Applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing, unless such Borrowing is denominated in Euros or Pesos, in which case such Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Notwithstanding anything to the contrary contained herein, telephonic notices shall not be permitted to be given or be effective with respect to any of the foregoing actions in this Section 2.03, prepayments pursuant to Section 2.10 or elections pursuant to Section 2.12, in each case, to the extent relating to an existing or proposed Eurocurrency Borrowing.
          SECTION 2.04. Request for Term Loan Borrowing. Telvent USA hereby requests the Term Loan be made to it as an ABR Loan to be disbursed to an account or accounts separately identified to the Administrative Agent.
          SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each US Borrower may request the issuance of Letters of Credit denominated in Dollars for its own account, in a form reasonably acceptable to the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Applicable Borrower to, or entered into by the Applicable Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension (other than an automatic extension) of an outstanding Letter of Credit), the Applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.

          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrowers and the Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of 12 months (but not to a date later than set forth in clause (ii) above) unless the Issuing Bank notifies the Borrowers of its election not to extend for any such additional period.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 p.m., Local Time, on the date that such LC Disbursement is made, if the Applicable Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Local Time, on such date, or, if such notice has not been received by the Applicable Borrower prior to such time on such date, then not later than 12:00 p.m., Local Time, on (i) the Business Day that the Applicable Borrower receives such notice, if such notice is received prior to 9:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the Applicable Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Applicable Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Applicable Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Applicable Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Applicable Borrower to the extent permitted by applicable law) suffered by the Applicable Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Applicable Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the US Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the US Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing, on the Business Day that the US Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the US Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a US Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the US Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the US Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the US Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the US Borrowers within three Business Days after all Events of Default have been cured or waived.
          SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Applicable Borrower by promptly sending a wire transfer of the amounts so received, in like funds, to an account of the Applicable Borrower designated by the Applicable Borrower pursuant to Section 2.04 or in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Applicable Borrower severally agree (without duplication) to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Applicable Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such

Lender’s Loan included in such Borrowing. Nothing in this Section 2.06(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder.
          SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Applicable Borrower may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of an affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) To make an election pursuant to this Section, the Applicable Borrower shall notify the Administrative Agent at the Applicable Lending Office of such election by, with respect to an ABR Loan, telephone or, with respect to a Eurocurrency Borrowing, telecopy by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Applicable Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
     (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in Euros or Pesos, in which case such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration commencing on the last day of such Interest Period). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Revolving Borrowing denominated in Euros or Pesos shall be continued as a Eurocurrency Revolving Borrowing with an Interest Period of one month’s duration.
          SECTION 2.08. Termination, Reduction and Increase of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.
          (b) The Borrowers may at any time terminate, or from time to time reduce, the Revolving Commitments without premium or penalty (except as provided in Section 2.15); provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Revolving Credit Exposure would exceed the total Revolving Commitments.
          (c) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.
          (d) The Borrowers, at their option, may from time to time seek incremental Revolving Commitments and Telvent USA, at its option, may from time to time seek Term Commitments not exceeding in the aggregate $5,000,000 for all such Commitment increases after the date hereof upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall (i) specify the amount of any such proposed increase (which shall not be less than $5,000,000), (ii) specify whether the proposed increase is with respect to Revolving Commitments, Term Commitments or both and (iii) certify that no Default has occurred and is continuing. After delivery of such notice, the Administrative Agent or the Applicable Borrowers, in consultation with the Administrative Agent, may offer the increase (which may be declined by any Lender in its sole discretion) in the total Commitments on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other financial institutions or entities reasonably acceptable to the Administrative Agent, the Borrowers and solely with respect to incremental Revolving Commitments, the Issuing Bank. No increase in the total Commitments shall become effective until the existing or new Lenders extending such incremental Commitment amount and the Borrowers shall have delivered to the Administrative Agent a document, in form and substance reasonably satisfactory to the Administrative Agent pursuant to which (i) any such existing Lender agrees to the amount of its Revolving Commitment or Term Commitment increase, (ii) any such new Lender agrees to its Revolving Commitment or Term Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder, (iii) the Borrowers accept such incremental Commitments, (iv) the effective date of any increase in the Revolving Commitments or Term Commitments and the date of any incremental Term Loans to be made pursuant thereto is specified and (v) the Borrowers certify that on such date the conditions for a new Loan set forth in Section 4.02 are satisfied. Upon the effectiveness of any increase in the total Revolving Commitments pursuant hereto, (i) each Revolving Lender (new or existing) with a Revolving Commitment shall be deemed to have accepted an assignment from the existing Lenders with a Revolving Commitment, and the existing Revolving Lenders with a Revolving Commitment shall be deemed to have made an assignment to each new or existing Lender accepting a new or increased Revolving Commitment, of an interest in each then outstanding Revolving Loan (in each case, on the terms and conditions set forth in the Assignment and Assumption) and (ii) the LC Exposure of the existing and new Revolving Lenders shall be automatically adjusted such that, after giving effect to such assignments and adjustments, all Revolving Credit Exposure hereunder is held ratably by the Revolving Lenders in proportion to their respective Revolving Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for, and substantially contemporaneously with the payment to the assigning Lenders of, the principal amount assigned plus accrued and unpaid interest and commitment and Letter of Credit fees. Payments received by assigning Lenders pursuant to this Section in respect of the principal amount of any Eurocurrency Loan shall, for purposes of Section 2.15, be deemed prepayments of such Loan. The Borrowers shall make any payments under Section 2.15 arising out of the making of the assignments referred to in the two preceding sentences. Any incremental Term Loan made pursuant hereto shall be made as part of a Term Borrowing comprised of all outstanding Term Loans and shall be made on a Business Day upon which a new Interest Period will commence with respect to all outstanding Term Loans. The effectiveness of any such incremental Commitments shall be subject to receipt by the Administrative Agent from the Borrowers of such resolutions and certificates (consistent with those delivered pursuant to Section 4.01(b) and (c)) and other documents as the Administrative Agent may reasonably request. From and after the making of an incremental Term Loan or Revolving Loan pursuant to this Section, such loan shall be deemed a “Term Loan” or “Revolving Loan”, as applicable, hereunder for all purposes hereof, subject to all the terms and conditions hereof. No consent of any Lender (other than the Lenders agreeing to new or increased Commitments) shall be required for any incremental Commitment provided or Loan made pursuant to this Section 2.08(d).
          SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Revolving Lenders the then unpaid principal amount of its Revolving Loans on the Revolving Maturity Date. Telvent USA hereby unconditionally promises to pay to the Administrative Agent for the account of the Term Lenders the then unpaid principal amount of the Term Loans in the amounts and on the last Business Day of each calendar quarter ending on the dates listed below and on the Term Maturity Date:

Payment Date	Amount
September 30, 2011	$1,250,000
December 31, 2011	$1,250,000
March 31, 2012	$1,250,000
June 30, 2012	$1,250,000
September 30, 2012	$1,250,000
December 31, 2012	$1,250,000
March 31, 2013	$1,250,000
June 30, 2013	$1,250,000
September 30, 2013	$1,250,000
Term Maturity Date	Aggregate unpaid Term Loans
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that any Loan made by it be evidenced by a promissory note. In such event, the Applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender substantially in the form of Exhibit C hereto (in the case of a Term Loan) or Exhibit D hereto (in the case of a Revolving Loan).

Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times be represented by a promissory note in such form payable to the payee named therein.
          (f) If at any time the aggregate Revolving Credit Exposure exceeds the aggregate Revolving Commitments, the Borrowers shall immediately prepay the Revolving Loans in the amount of such excess. To the extent that, after the prepayment of all Revolving Loans an excess of the aggregate Revolving Credit Exposure over the aggregate Revolving Commitments still exists, the Borrowers shall promptly cash collateralize the Letters of Credit in the manner described in Section 2.05(j) in an amount sufficient to eliminate such excess.
          (g) The Administrative Agent will determine the Dollar Equivalent of each Revolving Loan on each Exchange Rate Date. If at any time the sum of such amounts exceeds 105% of the total Revolving Commitments, the Borrowers shall immediately prepay the Revolving Loans in the amount of such excess.
          SECTION 2.10. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty (except as described in Section 2.15), subject to prior notice in accordance with paragraph (b) of this Section.
          (b) The Applicable Borrower shall notify the Administrative Agent by, in the case of an ABR Borrowing, telephone (confirmed by telecopy) or, in the case of prepayment of a Eurocurrency Borrowing, telecopy of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, two Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in such prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
          SECTION 2.11. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the difference between the Revolving Commitment of such Lender and the Revolving Credit Exposure of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates. Commitment fees shall be payable in arrears on the third Business Day of April, July, October and January of each year (to the extent accrued during the preceding calendar quarter) and on the date on which the Revolving Commitments terminate (to the extent not previously paid), commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit,

which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans denominated in Dollars on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrowers and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph (b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
          SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at the election of the Required Lenders at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent in accordance with the definitions of those terms in Section 1.01, and such determination shall be conclusive absent manifest error.
          SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) such Borrowing shall be converted to or continued as of the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, as an ABR Borrowing or (B) if such Borrowing is denominated in Euros or Pesos, as a Borrowing in respect of which the rate to apply is an interest rate to include (1) the Applicable Rate for Eurocurrency Borrowings and (2) the rate which expresses as a percentage rate per annum the cost to the Lenders of funding the applicable Loans from whatever source it may reasonably select, and (iii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing (if such Borrowing is requested to be made in Dollars) or shall be made as a Borrowing bearing interest at the rate described under (ii)(B) above.
          SECTION 2.14. Increased Costs. (a) If the effect of any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or the Issuing Bank;
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or
     (iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes and (B) Excluded Taxes);
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 30 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then Borrowers shall, in addition to the 30-day period referred to above, be required to compensate such Lender or Issuing Bank, as applicable, pursuant to this Section for any such increased costs or reductions incurred during the period of retroactive effect thereof.
          SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits in the applicable currency of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          SECTION 2.16. Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by any Borrower under this Agreement or any other Credit Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

          (b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (d) Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are withheld or deducted on payments to, or paid by, such Recipient in connection with this Agreement (including amounts paid under this Section 2.16(d)) or any other Credit Document and any reasonable expenses arising therefrom or with respect thereto (other than any penalties, interest or expenses paid or payable as a result of the failure of such Recipient to comply with applicable laws), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(d) shall be paid within 10 days after the Recipient delivers to the Borrowers a certificate stating the amount of any Indemnified Taxes so withheld or deducted on payments to, or paid by, such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.
          (e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so withheld or deducted on payments to, or paid by, the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
          (f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrowers or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrowers and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
     (ii) Without limiting the generality of the foregoing, if a Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
          (A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
          (B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under this Agreement or any other Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement or any other Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
          (C) in the case of a Non-U.S. Lender for whom payments under this Agreement or any other Credit Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
          (D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit E (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

          (E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement or any other Credit Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
          (F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrowers or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
     (iii) If a payment made to a Lender under this Agreement or any other Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
          (g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. This Section 2.16(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

          (h) Issuing Bank. For purposes of Section 2.16(e) and (f), the term “Lender” includes the Issuing Bank.
          SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees, or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn, Floor 19, Chicago, Illinois 60603. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments (other than of principal) hereunder shall be made in Dollars. All payments of the principal amount of any Loan hereunder shall be made in the currency in which such Loan was made.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) To effectuate any payment due from it under this Agreement or the other Credit Documents, Telvent USA hereby authorizes the Administrative Agent to initiate debit entries to its Account Number 934753864 at the Administrative Agent and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Administrative Agent has received written notification of its termination in such time and in such manner as to afford the Administrative Agent a reasonable opportunity to act on it. Telvent USA represents that it is and will be the owner of all funds in such account. Telvent USA acknowledges: (1) that such debit entries may cause an overdraft of such account which may result in the Administrative Agent’s refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Administrative Agent is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.
          (d) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.
          (e) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
          SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.14, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
          SECTION 2.19. Defaulting Lenders.
          Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);
          (b) the Commitments, LC Exposure and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

          (c) if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
     (i) all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three Business Days following the receipt of notice from the Administrative Agent, without prejudice to any rights or remedies of the Borrowers against such Defaulting Lender, cash collateralize for the benefit of the Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) but only for so long as such LC Exposure is outstanding and such Lender is a Defaulting Lender;
     (iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
     (iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or
     (v) if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and
          (d) so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.19(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).
          If (i) a Bankruptcy Event with respect to a parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.
          In the event that the Administrative Agent, the Borrowers and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
ARTICLE III
Representations and Warranties
          Each Borrower represents and warrants to the Administrative Agent and the Lenders that:
          SECTION 3.01. Organization; Powers. Each of the Credit Parties and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization to the extent applicable, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent applicable) in, every jurisdiction where such qualification is required.
          SECTION 3.02. Authorization; Enforceability. The Transactions are within each of the Credit Parties’ corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each Credit Document has been duly executed and delivered by each Credit Party party thereto and constitutes a legal, valid and binding obligation of each such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws, memorandum or articles of association or other organizational documents of any Credit Party or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Credit Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Credit Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Credit Party or any of its Subsidiaries.

          SECTION 3.04. Financial Condition; No Material Adverse Effect. (a) The Borrowers have heretofore furnished to the Administrative Agent the Parent’s and DTN’s audited consolidated balance sheet and related statements of income or operations, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2010, reported on by Deloitte and Touche, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries or DTN, as applicable, as of and for the fiscal year ended December 31, 2010 in accordance with GAAP.
          (b) Since December 31, 2010, no event, change, development, condition or circumstance has occurred which, individually or in the aggregate (with any other events, changes, developments, conditions or circumstances) has had or would reasonably be expected to have a Material Adverse Effect.
          SECTION 3.05. Properties. (a) Each Credit Party and each of its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
          (b) Each Credit Party and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Credit Party and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Credit Party, threatened against or affecting any Credit Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
          (b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither any Credit Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
          SECTION 3.07. Compliance with Laws and Agreements. Each Credit Party and each of its Subsidiaries is in compliance with (a) the charter, by-laws, memorandum or articles of association or other organizational documents applicable to it, (b) all laws, regulations and orders of any Governmental Authority applicable to it or its property and (c) all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

          SECTION 3.08. Investment Company Status. Neither any Credit Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.09. Taxes. Each Credit Party and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.
          SECTION 3.11. Foreign Pension Plan. Each Foreign Pension Plan has been maintained in substantial compliance with its terms and in substantial compliance with the requirements of any and all applicable laws, statutes, rules, regulations and orders (including all funding requirements and the respective requirements of the governing documents for each such Foreign Pension Plan) and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither any Credit Party nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Parent’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities. No actions or proceedings have been taken or instituted to terminate or wind-up a Foreign Pension Plan.
          SECTION 3.12. Solvency. Each of the Credit Parties is and, upon the making of any Loan will be, Solvent.
          SECTION 3.13. Disclosure. The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
          SECTION 3.14. Parent Credit Agreement. During the period between July 15, 2010 and the Closing Date, the Parent Credit Agreement has not been altered, amended or otherwise changed or supplemented.
          SECTION 3.15. OFAC. Neither any Credit Party nor any of their Subsidiaries or Affiliates (a) is a Sanctioned Person, (b) has more than 15% of its assets in Sanctioned Countries, or (c) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time.
          SECTION 3.16. Patriot Act. Neither any Credit Party nor any of their Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Credit Party nor any or their Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
          For the avoidance of doubt, the representations and warranties contained in this Article III are made solely by the Borrowers.
ARTICLE IV
Conditions
          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
     (a) The Administrative Agent (or its counsel) shall have received from each party to the Credit Documents either (i) a counterpart of each Credit Document to which such party is a party signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission or PDF copies sent by email of a signed signature page of this Agreement) that such party has signed a counterpart of each such agreement.
     (b) The Administrative Agent shall have received one or more favorable written opinions dated the Effective Date of counsel for the Credit Parties, and covering such matters relating to the Credit Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Credit Parties hereby request applicable counsel to deliver such opinion.
     (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (in their respective jurisdictions of organization) of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
     (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of each Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
     (e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a responsible officer of each Credit Party, either (i) describing in reasonable detail or attaching copies of all consents, licenses and approvals of Governmental Authorities and other Persons required in connection with the execution, delivery and performance by such Credit Party and the validity against such Credit Party of the Credit Documents to which it is a party, and, required in connection with the Credit Documents and the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required
     (f) The Administrative Agent shall have received copies of the financial statements referred to in Section 3.04(a).
     (g) The Administrative Agent shall have received evidence satisfactory to it that all amounts owing under the Existing Credit Agreement have been (or concurrently with the effectiveness hereof will be) paid in full and all commitments thereunder have been terminated.
     (h) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions (provided that clause (d) below shall be applicable only in respect of a proposed Borrowing or issuance, amendment, renewal or extension of a Letter of Credit occurring after the date that is 120 days after the Effective Date):
     (a) The representations and warranties of the Credit Parties set forth in the Credit Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
     (c) The Lenders shall have received such other documentation as it shall reasonably request.
     (d) The Lenders shall have received Telvent USA’s and the Canadian Borrower’s audited consolidated balance sheet and related statements of income or operations, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2010, reported on by Deloitte and Touche (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit and without any other material qualification or exception other than a qualification or exception with respect to impairment of goodwill), together with a certificate from Telvent USA and the Canadian Borrower to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of such entity and its consolidated Subsidiaries on a consolidated basis as of and for the fiscal year ended December 31, 2010 in accordance with GAAP.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.
ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:
          SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrowers will furnish to the Administrative Agent (and the Administrative Agent shall furnish or make available to the Lenders):

     (a) within 120 days after the end of each fiscal year of each of the Parent and each Borrower, each such entity’s audited consolidated balance sheet and related statements of income or operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte and Touche or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of each such entity and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
     (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent and each Borrower, each such entity’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the applicable entity’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of such entity and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (c) concurrently with any delivery of financial statements under clause (a) or (b) above for June 30 or December 31 of each fiscal year, a certificate of a Financial Officer on behalf of each Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 7(m) and (n) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and
     (d) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Credit Parties or any Subsidiary, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender may reasonably request.
          SECTION 5.02. Notices of Material Events. The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) the occurrence of any Default;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any

Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and
     (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of each applicable Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.03. Existence; Conduct of Business. Each Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02.
          SECTION 5.04. Payment of Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.05. Maintenance of Properties; Insurance. Each Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
          SECTION 5.06. Books and Records; Inspection Rights. Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

          SECTION 5.07. Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes, including but not limited to (a) the refinancing of the Existing Credit Agreement and the indirect refinancing of certain other indebtedness of Affiliates of the Borrowers, (b) the payment of fees and expenses related to such refinancings, and (c) Permitted Investments. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:
          SECTION 6.01. Liens. The Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by them, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Permitted Encumbrances;
     (b) any Lien on any property or asset of the Borrowers or any Subsidiary existing on the date hereof and set forth in Schedule 6.01; provided that (i) such Lien shall not apply to any other property or asset of the Borrowers or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (c) any Lien existing on any property or asset prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary , as the case may be, (ii) such Lien shall not apply to any other property or assets of any Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

     (d) Liens on fixed or capital assets acquired, constructed or improved by the Borrowers or any Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of the Borrowers or any Subsidiary;
     (e) any lien, encumbrance or assignment of accounts receivable granted by a Borrower as security in connection with any factoring programs, including the factoring agreement made by any of the Borrowers with HSBC Bank Canada;
     (f) any Lien existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) such Lien shall not apply to any other property or assets of any Credit Party and (iii) such Lien shall secure only those obligations which it secures on the date such Person becomes a Subsidiary;
     (g) any Lien arising as a consequence of any Finance Lease (as defined in the Parent Credit Agreement) permitted under the Parent Credit Agreement;
     (h) any Lien arising over a Non-Recourse Asset;
     (i) any Lien over any rental deposits in respect of any property leased or licensed by a member of the Group; and
     (j) Liens not otherwise described in this Section 6.01, so long as the aggregate amount of Indebtedness secured by all such Liens does not at any time exceed € 20,000,000.
          SECTION 6.02. Fundamental Changes; Asset Dispositions and Nature of Business. (a) The Borrowers will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into any Borrower in a transaction in which such Borrower is the surviving corporation, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Borrower may merge with or into any other Borrower and (iv) any Subsidiary may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.03.
          (b) The Borrowers will not, and will not permit any Subsidiary to, make any Asset Disposition except for:

     (i) Asset Dispositions among the Borrowers;
     (ii) Asset Dispositions by Subsidiaries to any Borrower or any Subsidiary;
     (iii) Asset Dispositions expressly permitted by Sections 6.03, 6.05 or 6.06;
     (iv) other Asset Dispositions of property that, together with all other property of any Borrower and its Subsidiaries previously leased, sold or disposed of in Asset Dispositions made pursuant to Section 6.02(b)(iii) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the property of such Borrower and its Subsidiaries; and
     (v) any assignment of accounts receivable by a Borrower in connection with any factoring programs, including the factoring agreement made by any of the Borrowers with HSBC Bank Canada.
          (c) The Borrowers will not, and will not permit any Subsidiary to, make any material change in the nature or conduct of its business as carried on as of the Effective Date.
          SECTION 6.03. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrowers will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
          (a) Permitted Investments;
          (b) investments by the Borrowers in the capital stock of Subsidiaries existing on the Effective Date;
          (c) Permitted Guarantees;
          (d) loans or advances made by any Borrower or Subsidiary to the Parent or any subsidiary of the Parent organized in Canada, the United States of America or Mexico which are not otherwise permitted by Section 6.03(e); and
          (e) loans or advances made by any Borrower to any Subsidiary or Credit Party and made by any Subsidiary to any Borrower or any other Subsidiary; provided that all such loans are subordinated to the repayment of the Loans in a manner and pursuant to documentation satisfactory to the Administrative Agent.
          SECTION 6.04. Swap Agreements. The Borrowers will not, and will not permit any of the Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has, or reasonably expects to have, exposure (other than those in respect of Equity Interests of such Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.
          SECTION 6.05. Transactions with Affiliates. The Borrowers will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrowers and/or their Subsidiaries not involving any other Affiliate, (c) performance under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or similar arrangement in the ordinary course of business, (d) fees, compensation and other benefits to, and customary indemnity and reimbursement provided on behalf of employees, officers or consultants in the ordinary course of business, (e) the maintenance of benefit programs or arrangements for employees in the ordinary course of business, (f) dividends and distributions paid in accordance with their applicable organizational documents and (g) transactions permitted pursuant to Section 6.03.
          SECTION 6.06. Restrictive Agreements. The Borrowers will not, and will not permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrowers or any other Subsidiary or to Guarantee Indebtedness of the Borrowers or any other Subsidiary; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by the Credit Documents, (b) restrictions and conditions existing on the date hereof identified on Schedule 6.06 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition) and (c) customary restrictions and conditions contained in agreements relating to Permitted Financial Indebtedness or to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.
          SECTION 6.07. Subordinated Indebtedness. (a) The Borrowers will not, and will not permit any of their Subsidiaries to, borrow, incur, assume or become liable for any intercompany Indebtedness unless repayment of such Indebtedness is subordinated to the Loans on substantially the same terms provided in Section 6 of each Guaranty (including the terms regarding when repayment is permitted) or on terms otherwise reasonably acceptable to the Administrative Agent.
          (b) The Borrowers will not, and will not permit any of their Subsidiaries to, repay any Affiliate pursuant to any intercompany Indebtedness at any time in violation of the subordination provisions required by clause (a) above.

ARTICLE VII
Events of Default
     If any of the following events (“Events of Default”) shall occur:
     (a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or any cash collateral amount due pursuant to Section 2.05(j) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under the Credit Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of the Borrowers or any Subsidiary in or in connection with this Agreement or any other Credit Document or any amendment or modification hereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Credit Document or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;
     (d) the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrowers’ existence), or 5.08 or Article VI;
     (e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in the Credit Documents that such Credit Party is required to observe or perform (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrowers, which notice may be given at the request of any Lender;
     (f) any Credit Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (giving effect to any applicable grace periods);
     (g) (i) any Material Indebtedness is not paid when due or within any originally applicable grace period, unless it is being disputed in good faith by the corresponding Borrower or Subsidiary in accordance with applicable legal means or does not give rise to a cross default of any other Material Indebtedness or (ii) any “Event of Default” under and as defined in the Parent Credit Agreement, the Ongoing Parent Credit Agreement or the 5.50% Note Documents shall occur;

     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding up, administration, reorganization or other relief in respect of any Credit Party or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a liquidator, receiver, trustee, custodian, sequestrator, conservator, administrator or similar official for any Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) any Credit Party or any Subsidiary shall (i) voluntarily commence, or file a notice of its intention to commence, any proceeding or file any petition seeking liquidation, winding up, administration, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a liquidator, receiver, trustee, custodian, sequestrator, conservator, administrator or similar official for any Credit Party or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (j) one or more final, non appealable judgments for the payment of money in an aggregate amount in excess of € 15,000,000 to the extent not adequately covered by insurance, shall be rendered against any Credit Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed;
     (k) an ERISA Event or circumstance with respect to a Foreign Pension Plan shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events and such circumstances that have occurred, could reasonably be expected to result in a Material Adverse Effect and such event or circumstance has not been cured within thirty days after any Borrower knew or should have known thereof;
     (l) a Change in Control shall occur;
     (m) the Leverage Ratio shall exceed (i) 2.75 to 1.00 for any period of four fiscal quarters ending on June 30, 2011 or December 31, 2011, calculated as of the applicable fiscal quarter end or (ii) 2.50 to 1.00 for any period of four fiscal quarters ending on June 30 or December 31 during the period from January 1, 2012 to the Term Maturity Date, calculated as of the applicable fiscal quarter end;
     (n) the Interest Cover Ratio shall be less than (i) 3.50 to 1.00 for any period of four fiscal quarters ending on June 30, 2011 or December 31, 2011, (ii) 3.75 to 1.00 for any period of four fiscal quarters ending on June 30, 2012 or December 31, 2012 or (iii)

4.00 to 1.00 for any period of four fiscal quarters ending on June 30 or December 31 during the period from January 1, 2013 to the Term Maturity Date, in each case, calculated as of the applicable fiscal quarter end;
     (o) the Abengoa Facility (as defined in the Parent Credit Agreement) shall cease to be in full force and effect; or
     (p) any Guaranty or any provision thereof shall cease to be in full force and effect as to any Guarantor, or such Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such Guaranty;
then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
ARTICLE VIII
The Administrative Agent
          Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to any US Borrower, to it at 1390 Piccard Drive, Rockville, MD 20850, Attention of Legal Department (Telecopy No. (301) 354-5567);
     (ii) if to the Canadian Borrower, to it at 1390 Piccard Drive, Rockville, MD 20850, Attention of Legal Department (Telecopy No. (301) 354-5567);
     (iii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 S. Dearborn Floor 07, Chicago, IL 60603-2003, Attention: Jeffery Puro (Telecopy No. (888) 303-9732);

     (iv) if to the Administrative Agent for Eurocurrency Loans denominated in Pesos, to JPMorgan Chase Bank, N.A., Toronto Branch, Attention: Ann Jewell (Telecopy No. (502) 566-2742);
     (v) if to the Issuing Bank, to JPMorgan Chase Bank, N.A., 10 S. Dearborn Floor 07, Chicago, IL 60603-2003, Attention of Debra C. Williams (Telecopy No. (312) 385-7098); and
     (vi) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release any Guarantor from its obligations under the Credit Documents or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall (i) amend, modify or waive Section 2.19 without the prior written consent of the Administrative Agent and the Issuing Bank or (ii) amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.
          SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) The Borrowers shall jointly and severally indemnify the Administrative Agent, the Issuing Bank and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any Subsidiary, or any Environmental Liability related in any way to any Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
          (c) To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s pro-rata (based on the outstanding principal amount of Term Loans held and the outstanding Revolving Commitments held (or if the Revolving Commitments have been terminated, the outstanding Revolving Credit Exposure)) share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.
          (d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable not later than five Business Days after written demand therefor.
          SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations under this Agreement and the other Credit Documents to one or more purchasers whether or not related to any Lender except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
          (A) the Borrowers, provided that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
          (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and
          (C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of any Term Loan.
     (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans and provided further that Section 9.04(b)(ii)(B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans.
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more “Credit Contacts” to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Affiliates, the

Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
          For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) Any Lender may, without the consent of the Borrowers, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive on the date the Participant acquired the applicable participation, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs thereafter. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Credit Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, the Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by the Issuing Bank (whether as a result of the obligations of any Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with the Issuing Bank, or being supported by a Letter of Credit that names the Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such letter of credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Credit Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto.
          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email (by .pdf or other similar file) shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Credit Documents against any Borrower or its properties in the courts of any jurisdiction.
          (c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. In addition, the Canadian Borrower hereby irrevocably appoints Telvent USA as its agent for service of process in any action or proceeding relating to the Credit Documents and agrees that any service upon Telvent USA shall be as effective as if made upon it personally. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to any Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.
          SECTION 9.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
          (b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
          SECTION 9.16. Interest Act (Canada). For the purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such annual rate is to be ascertained, and (z) divided by 360 or 365, as the case may be; (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

TELVENT CANADA LTD., as Canadian Borrower
By:	/s/ James J. Danley
	Name:	James J. Danley
	Title:	Treasury Manager, North America

By:	/s/ Tom Dilworth
	Name:	Tom Dilworth
	Title:	CFO North America, Telvent USA and Telvent Canada

TELVENT USA CORPORATION, as a US Borrower
By:	/s/ James Danley
	Name:	James Danley
	Title:	Treasury Manager, North America

By:	/s/ Tom Dilworth
	Name:	Tom Dilworth
	Title:	CFO North America, Telvent USA and Telvent Canada

TELVENT DTN, INC., as a US Borrower
By:	/s/ John Leiferman
	Name:	John Leiferman
	Title:	President & CFO, Telvent DTN

[SIGNATURE PAGE TO CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and as a Lender
By:	/s/ Kevin Kalus
	Name:	Kevin Kalus
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

FIFTH THIRD BANK, as a Lender
By:	/s/ Matthew Kuchta
	Name:	Matthew Kuchta
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Shibani Faehnle
	Name:	Shibani Faehnle
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SunTrust Bank, as a Lender
By:	/s/ William K. Danaher
	Name:	William K. Danaher
	Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

PNC Bank, N.A., as a Lender
By:	/s/ D. Jermaine Johnson
	Name:	D. Jermaine Johnson
	Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Schedule 1.01
Pricing Schedule

	Level I	Level II	Level III	Level IV
Applicable Rate	Status	Status	Status	Status
Eurocurrency Spread	2.00%	2.25%	2.50%	3.00%
ABR Spread	1.00%	1.25%	1.50%	2.00%
Commitment Fee Rate	0.80%	0.90%	1.00%	1.20%
     For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
     “Financials” means the financial statements of the Parent for June 30 or December 31 of each fiscal year delivered pursuant to Section 5.01 of this Agreement.
     “Level I Status” exists at any date if the Leverage Ratio set forth in the compliance certificate delivered in connection with the most recent Financials is less than 1.50 to 1.00.
     “Level II Status” exists at any date if (i) the Borrowers have not qualified for Level I Status and (ii) the Leverage Ratio set forth in the compliance certificate delivered in connection with the most recent Financials is less than 2.00 to 1.00.
     “Level III Status” exists at any date if (i) the Borrowers have not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio set forth in the compliance certificate delivered in connection with the most recent Financials is less than 2.50 to 1.00.
     “Level IV Status” exists at any date if the Borrowers have not qualified for Level I Status, Level II Status or Level III Status.
     “Status” means Level I Status, Level II Status, Level III Status or Level IV Status.
     The Applicable Rate shall be determined in accordance with the foregoing table based on the Borrowers’ Status as reflected in the compliance certificate delivered in connection with the most recent Financials. Adjustments, if any, to the Applicable Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Borrowers fail to deliver the Financials to the Administrative Agent at the time required pursuant to the Agreement, then the Applicable Rate shall be the highest Applicable Rate set forth in the foregoing table until five days after such Financials are so delivered. From the Effective Date until delivery of a compliance certificate in accordance with Section 5.01 of this Agreement, Level III Status shall be deemed to exist; provided that, notwithstanding the foregoing, Level IV Status shall be deemed to exist until the condition set forth in Section 4.02(d) of this Agreement is satisfied.

Schedule 2.01
Commitments

Lender	Revolving Commitment	Term Loan Commitment
JPMorgan Chase Bank, N.A.	$27,222,222	$7,777,778
Fifth Third Bank, N.A.	$27,222,222	$7,777,778
KeyBank National Association	$19,444,444	$5,555,556
SunTrust Bank	$19,444,444	$5,555,556
PNC Bank, N.A.	$11,666,667	$3,333,333
TOTAL	$105,000,000	$30,000,000

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Telvent Canada Ltd., Telvent USA Corporation and Telvent DTN, Inc.

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement: The Credit Agreement dated as of May 16, 2011 among Telvent Canada Ltd., Telvent USA Corporation and Telvent DTN, Inc., the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

6.	Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans	Commitment/Loans	Percentage Assigned of
Facility Assigned	for all Lenders	Assigned	Commitment/Loans[2]
	$	$	%

	$	$	%

	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers or their Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[Consented to and][3] Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent
By
Title:

[Consented to:][4] [NAME OF RELEVANT PARTY]
By
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[4]	To be added only if the consent of the Borrowers and/or other parties is required by the terms of the Credit Agreement.

3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrowers, any of the Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or email (by .pdf or other similar file) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT B
NOTICE OF BORROWING
[Date]
JPMorgan Chase Bank, N.A.,
as Administrative Agent,
and the Lenders that are parties to
the Credit Agreement referred to below
[Applicable Lending Office]
Attention: [_____________]
Ladies and Gentlemen:
     The undersigned, [Telvent Canada Ltd.][Telvent USA Corporation][Telvent DTN, Inc.] (the “Borrower”), refers to the Credit Agreement, dated as of May 16, 2011, among the Borrower, [Telvent Canada Ltd.][Telvent USA Corporation][Telvent DTN, Inc.], various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”), and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned requests a Revolving Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03 of the Credit Agreement:
          (i) The Applicable Borrower is [Telvent Canada Ltd.][Telvent USA Corporation] [Telvent DTN, Inc.];
          (iii) the currency in which such Proposed Borrowing is to be denominated is [Dollars][Euros][Pesos];
          (i) The aggregate amount of the Proposed Borrowing is $          .
          (ii) The Business Day of the Proposed Borrowing is          , 20___.
      (v) in the case of a Proposed Borrowing denominated in Dollars, the Type of Borrowing to be made in connection with the Proposed Borrowing is [ABR Borrowing] [Eurocurrency Borrowing];
      (iv) If applicable, the Interest Period for each Eurocurrency Borrowing made as part of the Proposed Borrowing is [1, 2, 3 or 6 month[s]].
          (v) The Proposed Borrowing should be disbursed to the following account:
          [__________________]
          [__________________]
     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

     (A) the representations and warranties of the Credit Parties contained in each of the Credit Documents are true and correct on and as of the date hereof; and
     (B) at the time of and immediately after giving effect to such Proposed Borrowing, no Default shall have occurred or be continuing.
     Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.
[SIGNATURE PAGE FOLLOWS]

2

Very truly yours, [TELVENT CANADA LTD.] [TELVENT USA CORPORATION] [TELVENT DTN, INC.]
By
Name:
Title:

[SIGNATURE PAGE TO NOTICE OF BORROWING]

EXHIBIT C

FORM OF TERM NOTE

$[_________]	____________ __, 20__
     Telvent USA Corporation (the “Borrower”) promises to pay to [_________________] (the “Lender”) the aggregate unpaid principal amount of the Term Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the office of the Administrative Agent as provided in Section 2.17(a) of the Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay any outstanding principal of and accrued and unpaid interest on such Term Loans in full on the Term Maturity Date.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan made by the Lender to the Borrower and the date and amount of each principal payment hereunder.
     This promissory note is issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of May 16, 2011 (which, as it may be amended, restated or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, certain of its Affiliates, JPMorgan Chase Bank, N.A., as administrative agent and certain financial institutions, including the Lender, to which Agreement reference is hereby made for a statement of the terms and conditions governing this promissory note, including the terms and conditions under which this promissory note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
     This promissory note is to be governed by and construed and enforced in accordance with the laws of the State of New York.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned has executed this note by its duly authorized officer.

TELVENT USA CORPORATION
By
Name:
Title:

[SIGNATURE PAGE TO TERM NOTE]

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
TERM NOTE,
DATED [______]

	Principal	Maturity	Principal
	Amount of	of Interest	Amount	Unpaid
Date	Loan	Period	Paid	Balance

EXHIBIT D
FORM OF REVOLVING NOTE

$[___________]	____________ __, 20__
     [Telvent Canada Ltd.] [Telvent USA Corporation] [Telvent DTN, Inc.] (the “Borrower”) promises to pay [______________] (the “Lender”) the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the office of the Administrative Agent as provided in Section 2.17(a) of the Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on such Revolving Loans in full on the Revolving Maturity Date.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Revolving Loan made by the Lender to the Borrower and the date and amount of each principal payment hereunder.
     This promissory note is issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of May 16, 2011 (which, as it may be amended, restated or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, certain of its Affiliates, JPMorgan Chase Bank, N.A., as administrative agent and certain financial institutions, including the Lender, to which Agreement reference is hereby made for a statement of the terms and conditions governing this promissory note, including the terms and conditions under which this promissory note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
     This promissory note is to be governed by and construed and enforced in accordance with the laws of the State of New York.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned has executed this note by its duly authorized officers.

[TELVENT CANADA LTD.] [TELVENT USA CORPORATION] [TELVENT DTN, INC.]
By
Name:
Title:

[SIGNATURE PAGE TO REVOLVING NOTE]

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
REVOLVING NOTE,
DATED [_____]

	Principal	Maturity	Principal
	Amount of	of Interest	Amount	Unpaid
Date	Loan	Period	Paid	Balance

EXHIBIT E-1
FORM OF U.S TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
     Reference is hereby made to the Credit Agreement dated as of May 16, 2011 among Telvent Canada Ltd., Telvent USA Corporation and Telvent DTN, Inc., the Lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”).
     Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
     The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT E-2
FORM OF U.S TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
     Reference is hereby made to the Credit Agreement dated as of May 16, 2011 among Telvent Canada Ltd., Telvent USA Corporation and Telvent DTN, Inc., the Lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”).
     Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
     The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT E-3
FORM OF U.S TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
     Reference is hereby made to the Credit Agreement dated as of May 16, 2011 among Telvent Canada Ltd., Telvent USA Corporation and Telvent DTN, Inc., the Lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”).
     Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
     The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT E-4
FORM OF U.S TAX CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
     Reference is hereby made to the Credit Agreement dated as of May 16, 2011 among Telvent Canada Ltd., Telvent USA Corporation and Telvent DTN, Inc., the Lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”).
     Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
     The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__